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                                                                    EXHIBIT 99.1

 ALASKA COMMUNICATIONS SYSTEMS CLOSES REPURCHASE OF $41.3 MILLION OF ITS 9 7/8%
                             SENIOR NOTES DUE 2011;
        ENTERS INTO NEW $40 MILLION TERM LOAN AND $40 MILLION RATE SWAP

ANCHORAGE, Alaska, Jul 18, 2005 (BUSINESS WIRE) -- Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. ("ACSH"), closed the repurchase of $41.3 million face value of its existing 9 7/8% senior unsecured notes due 2011 (CUSIP No. 011679AD9) issued by ACSH, at a price of $1,105.70 per senior note. Included in this closing was the agreement to repurchase $34.3 million in face value of notes previously announced on July 6, 2005.

ACSH financed the $41.3 million debt repurchase plus estimated repurchase premiums and expenses of $5.1 million with a new term loan of $40.0 million under its 2005 credit facility and cash on hand. In addition, ACS entered into a $40.0 million notional amount fixed to floating swap arrangement, effectively fixing the rate on the new term loan at 6.42 percent per annum for a period of six years.

"In completing this series of debt transactions, we have improved our interest coverage ratio and marginally reduced the level of gross debt," said David Wilson, ACS chief financial officer. "These transactions reduce our current weighted cost of debt to approximately 6.8 percent, and we expect to realize a reduction in gross cash interest expense of $1.5 million per annum. In addition, the rate swap manages our interest rate risk, increasing the predictability of our cash flow and locking in an attractive rate through September 2011."

About Alaska Communications Systems

ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE: Alaska Communications Systems Group, Inc.

Alaska Communications Systems
Melinda Taylor, 907-297-3000 (Media)
melinda.taylor@acsalaska.com
    or
Lippert/Heilshorn & Associates
Kirsten Chapman, 415-433-3777 (Investors)
David Barnard, CFA, 415-433-3777 (Investors) david@lhai-sf.com